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                                  EXHIBIT 6.18

                        15% CONVERTIBLE PROMISSORY NOTE

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              THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
              1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS

                      GLOBAL TELEPHONE COMMUNICATION, INC.

                         15% CONVERTIBLE PROMISSORY NOTE
                                DUE JUNE 30, 2000

$800,000       New York, New York

                                                                  March 31, 2000

         FOR VALUE RECEIVED, the undersigned, GLOBAL TELEPHONE COMMUNICATION, INC, a Nevada corporation (the "BORROWER"), hereby promises to pay to the order of PINEHURST/L.O.F., LLC (the "LENDER"), a Cayman Islands limited liability company, or its registered assigns (the "HOLDER"), the principal sum of EIGHT HUNDRED THOUSAND DOLLARS ($800,000), or such lesser principal sum as may have been advanced by the Lender and not repaid by the Borrower, on June 30, 2000 (the "MATURITY DATE"), with interest thereon from time to time as provided herein.

         The books and records of the Lender shall be presumptive evidence as to the dates and amounts of each advance reflected thereon and the aggregate unpaid principal amount of this Note.

         1. ADVANCES. An initial advance of principal ("INITIAL ADVANCE") in the amount of FIVE HUNDRED FIFTY THOUSAND DOLLARS ($550,000) shall be made to the Borrower by the Lender on the date hereof. Provided no default has occurred and is continuing hereunder, the Borrower may at any time after May 15, 2000 and prior to the Maturity Date request an additional advance of principal ("ADDITIONAL ADVANCE") in the amount of up to TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000). Any such request for an Additional Advance shall be in writing and shall be accompanied by a certificate signed by the President or a Vice President of the Borrower certifying that the Borrower has delivered in escrow executed copies of all Debenture Documents (as hereinafter defined) required in connection with such additional advance pursuant to Section 8(c) below. The Lender shall thereupon promptly advance such additional principal amount to the Borrower.

         2. INTEREST. The Borrower promises to pay interest on the principal amount of this Note at the rate of 15% per annum. Interest on this Note shall accrue from and including the date of issuance through and until repayment of the principal and payment of all accrued interest in full. Interest shall accrue and be computed on the basis of a 360-day year of twelve 30-day months.

         3. PAYMENT. The principal amount of this Note, with interest there on to the date of payment, shall be due and payable on the earlier to occur of the Maturity Date and the date that is five days after the Borrower and Lender have entered into a refinancing transaction (the "REFINANCING TRANSACTION") for TEN MILLION DOLLARS ($10,000,000) on substantially the same terms as are set forth in the Debenture Documents.

         4. OPTIONAL PREPAYMENT. The Borrower, at its option, may prepay all or any portion of this Note at any time, by paying an amount equal to the outstanding principal amount of this Note, or the portion of this Note called for prepayment, together with interest accrued and unpaid thereon to the date fixed for prepayment, without penalty or premium; PROVIDED, HOWEVER, that notwithstanding any such prepayment the Lender shall have the right to make a subordinated debt investment in the Borrower on the terms set forth in the Debenture Documents in the event the Borrower and the Lender have not entered into to the Refinancing Transaction. All optional prepayments under this
Section 4 shall include payment of accrued interest on the principal amount so prepaid.

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         5.    AMENDMENT. Amendments and modifications of this Note may be made only in writing signed by the Borrower and the Holder.

         6.    DEFAULTS AND REMEDIES.

               (a)      EVENTS OF DEFAULT. An "EVENT OF DEFAULT" shall occur if:

                        (i) the Borrower shall default in the payment of the principal of or interest on this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

                        (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking
(a) relief in respect of the Borrower or any of its subsidiaries, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its subsidiaries, or for a substantial part of its property or assets, or (c) the winding up or liquidation of the Borrower or any of its subsidiaries; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

                        (iii) the Borrower or any of its subsidiaries shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law,
(b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (ii) of this Section 6(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its subsidiaries, or for a substantial part of their property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any action for the purpose of effecting any of the foregoing.

               (b)       ACCELERATION. If an Event of Default occurs under
Section 6(a)(ii) or (iii), then the outstanding principal of and all accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. If any other Event of Default occurs and is continuing the Holder, by written notice to the Borrower, may declare the principal of and accrued interest on this Note to be immediately due and payable. Upon such declaration, such principal and interest shall become immediately due and payable. The Holder may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree.

         7. CONVERSION. Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default, the Holder may but shall not be required to elect, upon notice in writing to the Borrower and payment to the Borrower of the Conversion Amount (as hereinafter defined), to convert this Note to a subordinated loan pursuant to the terms of the Debenture Documents. As used in this Note, the term "CONVERSION AMOUNT" shall mean an amount equal to the difference between the principal amount stated in the Convertible Subordinated Debenture which is included in the Debenture Documents and all amounts due from the Borrower hereunder on the date of conversion.

         8. FEE. The Borrower shall pay a closing fee to the Lender in the amount of FIFTY THOUSAND DOLLARS ($50,000), which fee shall be deducted from the proceeds of the Initial Advance.

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         9.    CONDITIONS. It shall be a condition to the obligation of the
Lender to make the Initial Advance (and, as applicable, each Additional Advance) hereunder that

               (a) WARRANTS. The Borrower shall have delivered to the Lender warrants (the "WARRANTS") to purchase an aggregate of 200,000 shares of common stock, par value $.001 per share, of the Borrower. The exercise price of the Warrants shall be $2.25 per share and they shall be exercisable for a period of five years from the date of issuance. In the event that the Borrower requests an Additional Advance, the Borrower shall, within five business days from the date of such Additional Advance, issue additional Warrants in a PRO RATA amount equal to 40,000 Warrants per ONE HUNDRED THOUSAND DOLLARS ($100,000) in additional principal amount of such Additional Advance.

                  (b) DEBENTURE DOCUMENTS. The Borrower shall have executed and delivered in escrow, pursuant to an escrow agreement in form and substance satisfactory to the Borrower and the Lender, definitive documents relating to a subordinated debt investment in the Borrower (the "SUBORDINATED DEBT DOCUMENTS") in an initial principal amount of TWO MILLION TWO HUNDRED THOUSAND DOLLARS ($2,200,000) substantially in the form attached hereto as Exhibit A. In the event that the Borrower requests an Additional Advance, the Borrower shall, as a condition thereto, execute and deliver in escrow replacement Subordinated Debt Documents in a principal amount equal to four (4) times the aggregate principal amount of this Note to be outstanding after the making of such Additional Advance.

         10. SUITS FOR ENFORCEMENT. Upon the occurrence of any one or more Events of Default, the Holder of this Note may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holders of this Note. The Borrower agrees to pay all reasonable expenses and costs, including attorney fees and costs of collection, which may be incurred by the Holder in connection with the enforcement of any of Borrower's obligations hereunder or by representatives of the Holder with respect to any bankruptcy or insolvency proceedings of the Borrower.

         11. REMEDIES CUMULATIVE. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         12. REMEDIES NOT WAIVED. No course of dealing between the Borrower and the Holder or any delay on the part of the Holder in exercising any rights hereunder shall operate as a waiver of any right.

         13. REPLACEMENT OF NOTE. On receipt by the Borrower of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Borrower, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor. If required by the Borrower, such Holder must provide indemnity sufficient in the reasonable judgment of the Borrower to protect the Borrower from any loss which they may suffer if a lost, stolen or destroyed Note is replaced.

         14. COVENANTS BIND SUCCESSORS AND ASSIGNS. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Borrower shall bind its successors and assigns, whether so expressed or not.

         15. NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery at the addresses specified below:

               If to the Borrower:

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                           Global Telephone Communications, Inc.
                           510 Burrard Street, Suite 910
                           Vancouver, BC
                           Canada V6C 3A8
                           Attn: Thomas C. Brandenburg
                           Fax:  (604)699-3565

               If to the Lender:

                           Pinehurst/L.O.F., LLC
                             JE Matthew LLC
                           600 Central Avenue, Suite 214
                           Highland Park, Illinois 60035
                           Att:  Howard Spivack
                           Fax: (847) 681-1541

All such notices and communications shall be deemed to have been duly given when: delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

         16. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE (INCLUDING GIVING EFFECT TO GOL
SECTION 5-1401).

         17. SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         18. HEADINGS. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof

                                      GLOBAL TELEPHONE COMMUNICATION, INC.

                                      By:
                                         -------------------------------------
                                                Name:
                                                Title:

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